Exhibit 16.1
Letter from Weaver & Tidwell L.L.P. dated March 28, 2024

March 28, 2024

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Tandy Leather Factory, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Tandy Leather Factory, Inc. dated March 27, 2024.  We agree with the statements concerning our Firm in such Form 8-K. We have no basis to agree or disagree with other statements made in Item 4.01 of Form 8-K.

Respectfully,

Weaver & Tidwell, L.L.P.